EXHIBIT 99.1

News Release
Corporate Headquarters
P.O. Box 269
San Antonio, TX 78291-0269
Phone: (210) 829-9000
Fax: (210) 829-9403 www.harte-hanks.com

FOR IMMEDIATE RELEASE	Media & Financial Contact: Dean Blythe
September 18, 2006	(210) 829-9138
dblythe@harte-hanks.com

HARTE-HANKS TO ACQUIRE

ABERDEENGROUP, INC.

-Aberdeen’s emphasis on fact-based research and benchmarking to enhance Harte-Hanks tech sector, market intelligence & lead generation services-

SAN ANTONIO, TX – Harte-Hanks, Inc. (NYSE:HHS), a worldwide direct and targeted marketing company, announced today that it has agreed to acquire AberdeenGroup, Inc., a Boston, MA-based provider of technology market research, intelligence, and demand generation services. The acquisition is expected to be completed by the end of September. The boards of directors of both Harte-Hanks and AberdeenGroup have approved the transaction.

AberdeenGroup offers market information and services through research “channels” that address 17 business areas, and prepares reports about these areas based on primary research and benchmarking data from more than 30,000 companies that have been tracked during the past two years. The reports are authored by analysts with research oversight. The research channels are focused on technology applications for retail and financial services, sales and marketing, human resources, service, supply chain management and procurement, and other key areas.

“We are pleased to be able to announce this acquisition,” said Gary Skidmore, corporate officer and senior vice president, Harte-Hanks, Inc. “In addition to the traction Aberdeen has seen in its own business, we see opportunities for Aberdeen analysts to leverage our Ci Technology Database, which now tracks technology infrastructure, business profiles and technology purchase plans at 680,000 locations in North America, South America and Europe – expanding their base globally for research. The results of Aberdeen’s intelligence – fact-based reports on current marketplace experiences and trends – are used to generate qualified leads by its clients, and we believe this intelligence will assist our clients significantly in their own marketing efforts.”

-more-

HARTE-HANKS TO ACQUIRE ABERDEENGROUP – 2/

“During the past three years, Aberdeen has transformed and refined a new research model, with demonstrable success and traction in the market,” said Jamie Bedard, president and chief executive officer, AberdeenGroup, who will serve as managing director, AberdeenGroup, a business of Harte-Hanks, Inc. “The time is ideal to continue our growth, offer new research products, expand our research base geographically, and join forces with a leading provider of research-based information technology marketing solutions in Harte-Hanks.”

Harte-Hanks AberdeenGroup offices and analysts will remain in Boston, MA. Harte-Hanks has two other locations in eastern Massachusetts (Billerica, MA, where Harte-Hanks data quality software and database hosting offerings are sited, and East Bridgewater, MA, which houses print-on-demand and marketing fulfillment capabilities). Overall, Harte-Hanks has business operations in 14 states and 10 countries.

About Harte-Hanks

Harte-Hanks is a worldwide direct and targeted marketing company that provides marketing services and shopper advertising opportunities to local, regional, national and international consumer and business-to-business marketers. Harte-Hanks Direct Marketing improves return on its clients’ marketing investment by increasing their prospect and customer value – a process of “customer optimization” –organized around five strategic considerations: Information (data collection/management) — Opportunity (data access/utilization) — Insight (data analysis/interpretation) — Engagement (knowledge application) — Interaction (program execution). Expert in integrating this process, Harte-Hanks Direct Marketing is highly skilled at tailoring solutions for each of the vertical markets it serves. Harte-Hanks Shoppers is North America’s largest owner, operator and distributor of shopper publications, with shoppers that are zoned into more than 1,100 separate editions with more than 13 million circulation each week in California and Florida. Visit the Harte-Hanks Web site at http://www.harte-hanks.com or call (800) 456-9748.

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For more information, contact: Chief Financial Officer Dean Blythe (210) 829-9138 or e-mail at dblythe@harte-hanks.com

This release and other information about Harte-Hanks can be found on the World Wide Web at http://www.harte-hanks.com